As filed with the Securities and Exchange Commission on August 28, 1998

                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            U.S. Wireless Corporation
               (Exact name of Registrant as specified in Charter)


      Delaware                                       5945                                           13-3704059
     (State of                                       (Primary standard industrial                   I.R.S. employer
     Incorporation)                                  classification code)                           identification No.

                                2303 Camino Ramon
                           San Ramon, California 94583
               (Address and telephone number of Principal Offices)

                 Dr. Oliver Hilsenrath, Chief Executive Officer
                                2303 Camino Ramon
                           San Ramon, California 94583
                                 (925) 327-6200
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================

  Title of each class                                         Proposed maximum         Proposed maximum aggregate    Amount of
    of securities               Amount to be Registered      offering price            Offering price(1)           registration fee
  to be registered                                            per Share (1)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                   3,202,857                 $2.0625                     $  6,605,893                 $2,278
$.01 par value
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                     338,982                 $2.0625                     $    699,150                 $  241
$.01 par value(2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,                     110,000                 $4.00                       $    440,000                 $  152
$.01 par value(3)
====================================================================================================================================

Common Stock,                     110,000                 $5.00                       $    550,000                 $  190
$.01 par value(3)
====================================================================================================================================
Totals...........                                                                                                  $2,861
====================================================================================================================================

     (1) Total estimated solely for the purpose of determining the registration fee, based on the closing price ($2.0625) reported by a market maker on August 28, 1998.

     (2) Shares of Common Stock issuable upon the conversion of shares of the Company's Series A Preferred Stock, par value $.01 per share, together with such indeterminate number of shares as may be issuable by reason of the 6% dividend, which is payable in cash or shares of Series A Preferred Stock. See "Selling Securityholders."

     (3) Represents shares of Common Stock being sold by a certain selling Securityholder, issuable upon exercise of options, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein. See "Selling Securityholders."


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

     Item in Form S-3                                                           Prospectus Caption

 1.   Forepart of the Registration                                              Cover Page and Cover Page of Registration
      Statement and Outside Front                                               Statement
      Cover Page of Prospectus

 2.   Inside Front and Outside                                                  Continued Front Page
      Back Cover Pages of
      Prospectus

 3.   Summary Information, Risk                                                 Prospectus Summary, Risk Factors
      Factors and Ratio of Earnings
      to Fixed Charges

 4.   Use of Proceeds                                                           Use of Proceeds

 5.   Determination of Offering                                                 Plan of Distribution, Cover Page, Risk
      Price                                                                     Factors

 6.   Dilution                                                                  Risk Factors

 7.   Selling Security-Holders                                                  Selling Securityholders

 8.   Plan of Distribution                                                      Cover Page, Plan of Distribution


 9.   Description of Securities                                                 Incorporation of Certain Documents by
      to be Registered                                                          Reference

10.   Interests of Named Experts                                                Legal Opinions, Experts
      and Counsel

11.   Material Changes                                                          Prospectus Summary

12.   Incorporation of Certain                                                  Incorporation of Certain Documents by
      Information by Reference                                                  Reference

13.   Disclosure of Commission Position                                         Item 15. Indemnification of
      on Securities Act Liabilities                                             Officers and Directors


                   Subject to Completion Dated August 31, 1998

PROSPECTUS
                                3,761,839 SHARES

                            U.S. Wireless Corporation

                                  COMMON STOCK

     This Prospectus covers the sale of up to 3,761,839 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of which 338,982 shares are issuable upon the conversion of 50,000 shares of the Company's Series A Preferred Stock (the "Series A Shares") and 220,000 shares are issuable upon the exercise of options granted to the placement agent of the Company's recent private placement offering. The shares offered herein have been issued pursuant to the Company's private offerings, inclusive of the shares sold in the Company's private offering in June 1998. The Series A Shares carry a 6% dividend, payable in cash or kind at the Company's option, have no voting rights and carry a $20 liquidation preference. Each share is convertible into approximately 6.78 shares of Common Stock, commencing 90 days from issuance. The dividend is payable on the earlier of conversion or redemption. The Series A Shares are redeemable by the Company at any time, at a redemption price of $20.00 per share plus accrued interest, upon the earlier of (i) three years from issuance and (ii) the closing price for the Common Stock being $8.00 per share, for any consecutive 30 day period, ending on the date that the Company gives notice of redemption to the holders. The Company shall give the holders 20 days' prior notice, during which time the shares of Series A Shares shall be convertible into shares of Common Stock.

     The holders of the shares of Common Stock, Series A Preferred Stock and options are sometimes referred to herein as the "Selling Securityholders". The shares of Common Stock may be sold from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Company will not receive any of the proceeds from the sale of any securities sold by the Selling Securityholders. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol "USWC". Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock, or that if one is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Common Stock will be available for trading in the over-the-counter market on the OTC Bulletin Board.

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August ___, 1998.

         The Selling Securityholders will be required to represent that they have knowledge of Regulation M promulgated under the Exchange Act of 1934, as amended (the "Exchange Act"), which proscribe certain manipulative and deceptive practices in connection with a distribution of securities.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The
Commission maintains a World Wide Web site that contains reports, proxy, and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents,   heretofore  filed  by  the  Company  with  the
Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998; and

     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998; and

     3. A description of the Company's securities is contained in the Company's registration statement on Form 8-A filed October 27, 1994; and

     4. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to U.S. Wireless Corporation, Attn: Director of Corporate Communications, 2303 Camino Ramon, San Ramon, California 94583, telephone (925) 327-6200.

                                     Summary

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus and the Company's annual report on Form 10-KSB for the fiscal year ended March 31, 1998 and quarterly report on Form 10-QSB for the quarter ended June 30, 1998. Statements contained in this Prospectus which are not historical facts are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements with respect to plans, projections or future performance of the Company and are subject to risks and uncertainties which could cause actual results to differ materially from those projected.


General

         U.S. Wireless Corporation ("US Wireless" or the "Company") designs, develops and markets wireless network infrastructure products for the emerging wireless location services marketplace. The Company's RadioCamera and location fingerprinting technology, is designed to provide "Geolocation," data, or the ability to pinpoint the geographic location of a mobile telephone subscriber anywhere within a wireless network. The Company's initial focus is targeted at the emerging "Enhanced 9-1-1" ("E9-1-1") marketplace, in accordance with a Federal Communications Commission ("FCC") mandate (requiring the location of cellular subscriber for emergency services), a subset of the wireless location services industry. The Company believes that the market for location sensitive value added services shall mature by the development and implementation of Geolocation capabilities. Such additional services may include "Enhanced 4-1-1" information services ("E4-1-1"), geographic sensitive billing, database management, network management services, asset/vehicle location and tracking and a variety of other applications.

         The Company's products are based upon management's extensive experience in array processing (antenna radio signal processing) as well as the Company's proprietary location radio frequency fingerprinting technology ("LRF technology"). The Company's initial product, the RadioCamera(TM), is designed to add functionality to wireless networks by providing Geolocation capabilities.

         The Company has completed the basic design and development of the RadioCamera for the analog ("AMPS") standard and has commenced the development of TDMA and CDMA modifications for the RadioCamera in order to offer Geolocation data for these standards. In July 1998 the Company received a license from Qualcomm Incorporated to use its IS-95 CDMA technology for developing modifications to the RadioCamera for this digital standard. The agreement also provides for Qualcomm's engineering cooperation and the right to a commercial license upon the completion of the CDMA RadioCamera. The agreement also enables Qualcomm to a commercial cross-license of U.S. Wireless' technology for the integration of a location capability within its CDMA infrastructure products.

         Since the initial development of the RadioCamera, the Company has conducted and continues to conduct extensive lab and outdoor field trials to refine its performance in various environments, including metropolitan, urban, suburban and rural. The Company is currently conducting beta trials within the Western Wireless network in Billings, Montana; the Bell Atlantic Mobile wireless network in Baltimore, Maryland; and on two Company operated test sites in Oakland, California. The Company has demonstrated "end to end" functionality, from the location of the caller, to the delivery of the location information at the pubic safety access points ("PSAP") in a trial operated in Billings Montana. The Company has presented multiple live "real-time" trials demonstrating the Company's wireless caller location and tracking technology in all of its test sites across the country. These trials demonstrate caller detection and location processing for multiple calls simultaneously, using multiple sites at each location, resulting with the location and tracking of all calls on a Company developed mapping display.

         The Company believes that its Geolocation solution has a distinct competitive advantage over other location-based technologies for the following reasons: (i) it adapts to current wireless infrastructure and does not require alteration to either traditional base station infrastructure or mobile telephone hand sets; (ii) it requires only one base station site to process the caller's signal and location; (iii) it provides tracking capabilities and initial location recognition; (iv) it thrives in metropolitan/urban environments where direct line of site to base stations is limited or unavailable; and (v) it sharply surpasses the cost performance and time to market requirements of the FCC mandate.

         The demand for wireless communications services has grown significantly during the past decade. Today, there are approximately 55 million cellular telephone users, representing almost 20% of the United States population. With so many people carrying wireless telephones, emergency calls from wireless handsets to 9-1-1 have increased dramatically. In 1996, the average daily number of wireless calls to emergency 9-1-1 totaled approximately 83,000 nationwide. By the turn of the century, this number is expected to top 130,000 calls per day, approaching the number of 9-1-1 calls initiated from traditional wireline networks. PSAPs are reporting an increasing number of challenges that impede their ability to assist people in emergencies when receiving 9-1-1 calls from wireless telephones.

1998 Private Placement

          In June 1998 the Company consummated a private equity financing, aggregating in excess of $5 million through Gerard Klauer Mattison & Co., Inc., New York, New York, as its placement agent. The Company offered shares of a series of preferred stock, the Series A Preferred Stock and shares of Common Stock. The placement agent received a commission of $150,000 and options to purchase 220,000 shares of Common Stock, one-half at $4.00 per share and the balance at $5.00 per share. The securities sold in this offering are a part of the securities registered for resale in this offering.

Labyrinth Consolidation

         In March 1998 the Company consummated the merger of Labyrinth Communication Technologies Group, Inc. ("Labyrinth") with and into the Company, pursuant to its December 1997 stockholders meeting, at which the stockholders approved a proposal to acquire the remaining 49% of Labyrinth in exchange for an aggregate of 4,498,200 shares of the Company's Common Stock. The issuance of the shares is subject to a vesting schedule, as follows: (i) 20% of the shares issued vest one year from issuance; (ii) an additional 40% vest upon the successful completion and operation of the RadioCamera in its first major market; and (iii) the remaining 40% vest when the Company reaches sales of $15,000,000. In addition to the above vesting schedule, the prior management of Labyrinth are subject to an additional vesting schedule, in accordance with their employment contracts and restricted share agreements, which were simultaneously amended in accordance with the exchange offer, whereby the shares underlying (i)-(iii) above vest at the rate of 1/3 each year.

         The Company's principal executive offices are located at 2303 Camino Ramon, San Ramon, California 94583, telephone: (510) 830-8801, facsimile (510) 830-8821. The Company's home page can be located on the World Wide Web at http://www.uswcorp.com.

                                  The Offering



Common Stock Outstanding                                      13,895,170  Shares
Prior to the Offering (1)

Common Stock To Be                                            14,115,170 Shares
Outstanding After the
Offering (2)

Risk Factors                                                  This offering involves a high degree of risk.  See "Risk Factors."

Use of Proceeds                                               All of the proceeds of this offering will be paid to the respective
                                                              Selling Securityholders and none of the proceeds will be received by the Company. The net proceeds from the exercise of any options will be used by the Company for working capital. All the expenses of this
                                                              Offering will be paid by the Company. See "Use of Proceeds."

NASDAQ Symbols (3)                                            Common Stock   -                   USWC



     (1) Includes (i) 338,982 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and (ii) the 3,714,846 shares of Common Stock issued, subject to vesting schedules, in accordance with the Labyrinth consolidation. Does not include (i) shares issuable upon the exercise of options granted to employees, directors and consultants, subject to various vesting schedules (ii) 220,000 shares of Common Stock issuable upon the exercise of options granted to the placement agent of the Company's 1998 Private Placement or (iii) shares of Common Stock underlying shares of Series A Preferred Stock issuable in accordance with its dividend . See "Summary -1998 Private Placement" and "-Labyrinth Consolidation."

     (2) Includes (i) 338,982 shares of Common Stock underlying the Series A Preferred Stock (ii) the 3,714,846 shares of Common Stock, subject to vesting schedules, in accordance with the Labyrinth consolidation and (iii) 220,000 shares issuable upon the exercise of options granted to the placement agent of the Company's 1998 Private Placement. Does not included shares issuable upon the exercise of options granted to employees, directors and consultants, subject to various vesting schedules. See "Summary - 1998 Private Placement."

     (3) Quotation on Nasdaq does not imply that there is a meaningful market for the Company's securities or that if a market is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's securities will be available for trading on the OTC Bulletin Board.

                                  RISK FACTORS

         An investment in the securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of the securities offered hereby should not be considered by anyone who cannot afford the risk of loss of their entire investment. Statements contained in this registrations statement which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

             1.  Development  Stage Company;  No Revenues from  Operations.  The
Company is a development stage company with no revenues from operations. Its activities to date have consisted of its formation, obtaining financing, and the research, development and testing of the Company's RadioCamera and location fingerprinting technology for its anticipated commercial rollout. The Company's operations are subject to all of the risks inherent in the establishment and development of a business enterprise, including the absence of a substantial operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a developing and expanding stage business and the competitive and unexplored environment in which the Company anticipates operating. There can be no assurances that any of the Company's product lines will be profitably produced and marketed, or that the Company will be able to attract and retain the management and skilled employees needed. Further, there can be no assurances that the Company's management will be able to successfully implement its business plan.

            2. Emerging Market for Location Technologies: Market Uncertainty. Presently there is a limited market for location-based technologies within the wireless industry. With the FCC mandate requiring Geolocation of cellular subscribers dialing 911, there is the planned emergence of a market for location-based technologies for wireless systems. There can be no assurances that the FCC mandate will not be revised or amended, eliminating the necessity for Geolocation information or that there will develop additional markets for value added services based upon location-based information. The Company is therefore developing a product and technology for which there is no clear market size and no assurances as to when and if one will develop. The success of the Company's product lines, if any, shall be contingent on their acceptance in the market place. Though the Company may be successful in developing its anticipated product lines, there can be no assurances that competitors will not produce products which are either technically superior, price cost effective or that which may make the Company's products obsolete. The lack of acceptance of the Company's product lines would have an adverse effect on its operations.

         3. Development of Business; Need for Additional Financing. The Company has not generated any operating revenues to date and does not anticipate generating any substantial revenues during the next 12 months, therefore, its cost of operations must be borne solely from its financing activities. The Company could require additional capital if the operating timetable for the development, manufacturing, marketing and sales of its products is unable to meet the Company's costs of operations. In the event that the emergence of the market for location-based technologies is delayed, the Company may need to seek additional funding to continue its operations. The primary expense of the Company is the salaries of its employees, who comprise the Company's research and development teams. In addition, the Company may need additional financing in order complete its products development and testing and for marketing and sales. The Company's limited resources in addition to its anticipated continued research, development and testing for the next 6-12 months, may cause significant strain on the Company's management, technical, financial and other resources. To manage its development, the Company must continue to improve and expand its existing resources and management information systems and must attract, train and motivate qualified technical, management and general personnel. There can be no assurance, however, that the Company will successfully be able to achieve these goals.

         4. Rapid Technological Change. The wireless communications and informational services industries are subject to rapid technological change. There are extensive amounts of investments made on an annual basis for the development of innovative technologies for the increase in the quality, quantity and capabilities of the wireless communications industry and information services products. Competition from larger corporations and startup enterprises are characterized by rapid technological advances, evolving industry standards and technological obsolescence. There can be no assurances that the Company will be able to keep pace with the technological developments in the telecommunication industry or implement or change its product lines to meet new demands within the industry. Competitors may develop products and/or technologies equal to or better than those marketed by the Company.

         5. Competition. The emerging market for location-based technologies is highly competitive, with many companies engaging in the technological development of product lines which may presently or which may in the future compete with those of the Company. The Company believes that the initial deployment of location systems within the industry will shape the competitive marketplace and its players. There can be no assurances that the Company will be successful in entering the marketplace or, if successful, maintain a share therein. In the event any of the Company's products are found to be obsolete or not widely used, the Company may not be able to compete in the markets it anticipates. Further, the Company cannot offer any assurance that one or more of its competitors will not develop and market products equal to or better than those which may be marketed by the Company, nor can the Company assure that other companies will not enter the marketplace or that other companies will not produce and market products technologically superior to those of the Company.

         6. Protection of Intellectual Property. The Company has filed numerous patent applications and anticipates filing continuations and additional patents in the future. Dr. Hilsenrath and all employees of the Company have agreed to and upon the filing of all patents, assign any and all rights, title and interest to said patents to the Company. These patent applications are currently pending and there can be no assurances that such patents will be approved. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe on the products of other companies or that other companies will not infringe on the patents of the Company. In the event the Company were to become engaged in litigation either as a result of a claimed infringement by the Company or as a result of an infringement of any of the Company's patents by a third party, there can be no assurance that the Company would be able to fund such litigation or, if funded, would be successful in any such litigation.

         7. Government Regulations. The wireless communications industry is regulated by the Federal Communications Commission ("FCC"). The FCC regulates, monitors and grants rights to the use of radio waves for all frequencies of the spectrum. In September 1994, the FCC sought comment on a Notice of Rule making (NPRM Docket 94-102) which proceeding addressed the issue of 911 emergency services for advanced telecommunications technologies. On June 12, 1996, the FCC adopted a Report & Order which establishes performance goals and timetables for the identification of a wireless caller's phone number and physical location. Under phase I of the order, commencing in April 1998, wireless service providers must initiate action to comply with Phase I, and develop the ability to provide callback numbers and cell or sector origination information to any qualified PSAP within their coverage zone who requests such information. The service provider must commence providing such information to qualified requesting PSAPs within six months of the PSAP's request. Under phase II, wireless carriers must be able to locate a 911 caller within 125 meters, in 67% of all cases, by October 1, 2001. The RadioCamera is being designed to enable the service providers to comply with these regulations, though there are no assurances that the RadioCamera will meet these requirement.

         Additionally, the Company is required to comply with a wide range of other state and local rules and regulations applicable to its business. The ability to adapt the Company's product lines in order to comply with the current and anticipated broad federal, state, and local regulatory network is essential and may be costly. The failure to comply with such regulations may have an adverse effect on the Company's operations.

         8. Dependence on Management; Covenants Not To Compete. The Company is dependent upon the personal efforts and abilities of Dr. Oliver Hilsenrath, the Company's President and Chief Executive Officer as well as its team of executive officers and senior management. Due to the technical nature of the Company's research and development, all executive officers and senior management of the Company are required to enter into employment agreements with the Company containing non-disclosure and non-compet covenants, which restrict the information that they can disseminate and future employment. Many states, including California, do not acknowledge certain provisions and types of restrictive covenants against employees working for competitors. It is therefore possible that a court will find that the non-competition clauses in any or all the employment agreements are not enforceable, whereby, employees would be able to work for competitors of the Company. All employees of the Company are required to sign non disclosure and confidentiality agreement prior to commencing there employment. Though the Company plans to aggressively protect its proprietary information, there can be no assurances that the Company will be able to stop former employees from using knowledge learned from working for the Company. Such competitors may have greater resources than that of the Company and better able to engage in a legal action with respect thereto.

         9. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the officers and directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as officers and/or directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against officers and/or directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. In addition the Company has provided indemnification agreements to its outside officers and directors and recently amended its by-laws to provide indemnification to the fullest extent of the law. The inclusion of this provision in the Company's Certificate of Incorporation, by-laws and the indemnification agreements may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

     10. No Dividends and None Anticipated. The Company has not paid any dividends nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See "Dividend Policy."

            11. Shares Available for Resale. There are presently 13,556,188 shares of Common Stock outstanding and 50,000 shares of Series A Preferred Stock. The Company, assuming the exercise of the options to purchase 220,000 shares of Common Stock and the conversion of the 50,000 shares of Series A Preferred Stock into 338,982 shares of Common Stock, which shares are registered from resale hereunder, shall have 14,115,170 shares of Common Stock outstanding. Of the 13,556,188, approximately 8.5 million shares are "restricted securities", with the balance freely tradable. Of such shares, 3,714,846 are subject to vesting in accordance with the Labyrinth consolidation (See "Summary - Labyrinth Consolidation") and the majority of the balance has been held for more than one year and therefore may be sold pursuant Rule 144 under the Act. The Company cannot predict the effect, if any, that market sales of the shares of the Selling Securityholders or the availability for future sales of shares in accordance with Rule 144 will have on the market price of the Common Stock prevailing from time to time. The present prevailing market price and after the market price after the Offering could be adversely affected by future sales of substantial amounts of Common Stock. See "Plan of Distribution."

         12. Possible Future Dilution. The Company has authorized capital stock of 40,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock of which 400,000 have been designated as Series A Preferred Stock and the balance subject to designation of rights and preferences to be determined by the Company's Board of Directors. Inasmuch as the Company may use authorized but unissued shares of Common Stock or Preferred Stock or securities convertible or exercisable in to capital stock, without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

         13. Possible delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. The Securities and Exchange Commission has approved rules imposing more stringent criteria for listing of the Securities on the Nasdaq SmallCap Stock Market ("Nasdaq"). In order to continue to be listed on Nasdaq, the Company is required to maintain (i) net tangible assets of at least $2,000,000 or a market capitalization of $35 Million or Net Income of $500,000,
(ii) a minimum bid price of $1.00, (iii) two market makers, (iv) 300 stockholders, (v) at least 500,000 shares in the public float and (vi) a minimum market value for the public float of $1,000,000. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed, that it will be sustained for any period of time.

         14. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.

         15. Year 2000 Problem. The Company does not believe that the impact of the year 2000 computer issue will have a significant impact on its operations or financial position. Furthermore, the Company does not believe that it will be required to significantly modify its internal computer systems or products currently under development. However, if internal systems do not correctly recognize date information when the year changes to 2000, there could be adverse impact on the Company's operations. Furthermore, there can be no assurance that another entities failure to ensure year 2000 capability would not have an adverse effect on the Company.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby. The proceeds from the exercise of the options granted to Gerard Klauer Mattison & Co., Inc. will be used for general working capital and used primarily to fund corporate growth and expansion. In the event the options to purchase 220,000 shares of Common Stock are exercised in full, the proceeds to the Company would be $990,000. However, there can be no assurances that all or any portion of the Option will be exercised. The Company will incur the expenses of this offering, estimated at $20,000.

                             SELLING SECURITYHOLDERS

                  The following table sets forth certain information at August 28, 1998 and as adjusted to reflect the sale of the shares of Common Stock by the Selling Securityholders.

  Name and Address of Stockholder    Shares of Common                 Shares Offered       Shares Owned After  Percentage of Shares
                                     Stock Owned Prior                                        Offering                Owned After
                                     To the Offering                                                                 Offering (1)
------------------------------------------------------------------------------------------------------------------------------------

Eric T. Singer
72 Hicks St.                                     35,000                  35,000                     --                     --
  New York, NY  11207
  ###-##-####


Bill Mattison IRA
3330 Bridge Gate Dr.                             58,823                  58,823                     --                     --
Jupiter, FL  33477
###-##-####

------------------------------------------------------------------------------------------------------------------------------------

Mattison Family Trust
3350 Bridge Gate Dr.                             58,823                  58,823                     --                     --
Jupiter, FL  33477
11-6441299

------------------------------------------------------------------------------------------------------------------------------------

Sterling Capital LLC
350 Park Ave., 14th flr.                         47,058                  47,058                     --                     --
New York, NY  10022
Tax Id. 83-0312967

------------------------------------------------------------------------------------------------------------------------------------

Needham Capital
350 Park Ave., 14th flr.                         11,764                  11,764                     --                     --
New York, NY  10022
Tax Id. 04-3247754

------------------------------------------------------------------------------------------------------------------------------------

Alan Edelson
720 Alsace Circle                                11,764                  11,764                     --                     --
Buffalo Grove, IL 60089
###-##-####`

------------------------------------------------------------------------------------------------------------------------------------

Penrush Ltd.
c\o Sterling Capital LLC                         23,529                  23,529                     --                     --
350 Park Ave., 14th flr.
New York, NY 10022 U.K.

------------------------------------------------------------------------------------------------------------------------------------

Birdie Capital Corporation
47 Valley Lane West                              23,529                  23,529                     --                     --
North Woodmere, NY  11581

------------------------------------------------------------------------------------------------------------------------------------

Alpine Spectrum Investors LLC
1285 Ave of the Americas                      169,491 (2)                169,491                    --                     --
New York, New York


------------------------------------------------------------------------------------------------------------------------------------

Hyperion Global Science & Technology Fund
c\o The Exchange Tower                           90,000                  90,000                     --                     --
130 King Street, W. Suite 2200
Toronto, Ontario M5X 1B1 Canada

------------------------------------------------------------------------------------------------------------------------------------

CIBC Global Technology Fund
c\o The Exchange Tower                          380,000                  90,000                     --                     --
130 King Street, W. Suite 2200
Toronto, Ontario M5X 1B1 Canada

------------------------------------------------------------------------------------------------------------------------------------

P.R. Zaykowski & Co., L.P
169 Warren Street                                23,529                  23,529                     --                     --
Brooklyn, NY 11201

------------------------------------------------------------------------------------------------------------------------------------

Athena Venture Fund
310 University Ave., Suite 202                169,491 (2)                169,491                    --                     --
Palo Alto, CA 94301

------------------------------------------------------------------------------------------------------------------------------------

Robert Harrow
C\o GKM                                          7,500                    7,500                     --                     --
529 5th Ave
New York, NY 10017

------------------------------------------------------------------------------------------------------------------------------------

Gerard Klauer Mattison & Co., Inc.                 220,000(3)               220,000(3)
529 5th Ave
New York, NY 10017

------------------------------------------------------------------------------------------------------------------------------------

HDS Capital Ltd.
C\o Todtman Nachamie Hendler & Spizz            250,000                  250,000                    --                     --
425 Park Avenue
New York, NY 10022
------------------------------------------------------------------------------------------------------------------------------------

CBA Capital Ltd.
C\o Todtman Nachamie Hendler & Spizz              250,000                250,000                    --                     --
425 Park Avenue
New York, NY 10022

------------------------------------------------------------------------------------------------------------------------------------

CDMI Capital Corp.
C\o Todtman Nachamie Hendler & Spizz              250,000                250,000                    --                     --
425 Park Avenue
New York, NY 10022

------------------------------------------------------------------------------------------------------------------------------------

USBR Capital Corp.
C\o Todtman Nachamie Hendler & Spizz              211,538                211,538                    --                     --
425 Park Avenue
New York, NY 10022

------------------------------------------------------------------------------------------------------------------------------------

Karlin Investments Corp.
28 Hagvura Street, Karnei Shamron, Israel          80,000                 80,000                    --                     --

------------------------------------------------------------------------------------------------------------------------------------

Asdark Inc.
Avenida Sameul Lewis
Y Calle 56,
Edificio Tila                                     40,000                  40,000                     --                     --
Panama, Panama
------------------------------------------------------------------------------------------------------------------------------------

Visconti Ltd.
20 Hatamar Street, Ginot Shomron, Israel          360,000                360,000                    --                     --

------------------------------------------------------------------------------------------------------------------------------------

Central Advisers Ltd.
111 Arlozorov Street, Tel-Aviv, Israel.           360,000                360,000                    --                     --

------------------------------------------------------------------------------------------------------------------------------------

Anthony Kristal
c\o Yamit Hotel,
79 Hayarkon Street,
Tel Aviv Isra1                                    50,000                 150,000                    --                     --

------------------------------------------------------------------------------------------------------------------------------------

Jack Wizman                                       100,000                100,000                    --                     --
3 Mason, Ervin, CA 92718

------------------------------------------------------------------------------------------------------------------------------------

Collinsville Holdings, Inc.
H. R. Sassoon                                     100,000                100,000                    --                     --
211 Henderson Road, #06-03
Henderson Industrial Park
Singapore, 0315
------------------------------------------------------------------------------------------------------------------------------------

Igal Tabori                                       200,000                200,000                    --                     --
13 Rozanis Street, Tel-Baruch, Tel  Aviv 69018
------------------------------------------------------------------------------------------------------------------------------------

Yakov Knaani                                      80,000                 80,000                     --                     --
 10 Hagadna Street
 Binyamina  30500.
------------------------------------------------------------------------------------------------------------------------------------


     Does not include (i) stocks issuable upon exercise of outstanding options granted to employees, management or consultants, subject to various vesting schedules (ii) 338,982 shares of Common Stock issuable upon conversion of the 50,000 shares of Series A Preferred Stock and 220,000 shares issuable upon the exercise of options granted to a selling security holder.

     References the number of shares of Common Stock in which the 25,000 shares of Series A Preferred Stock are convertible into, commencing 90 days from issuance. The shares of Series A Preferred Stock carry a 6% dividend, payable by the Company on cash or shares of Series A Preferred Stock. Does not include the shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock, as may be issued in accordance with the dividend.

     Includes 220,000 shares of Common Stock issuable upon the exercise of options of which 110,000 shares are issuable at an exercise prices of $4.00 and $5.00 per share.

     Plan of Distribution for the Securities of the Selling Securityholders

     This Prospectus covers the offering of 3,761,839 shares of Common Stock, of which 338,982 shares are issuable upon the conversion of 50,000 shares of the Company's Series A Preferred Stock and 220,000 shares are issuable upon the exercise of options granted to the placement agent of the Company's recent private offering owned by the Selling Securityholders. See "Selling Securityholders." This Prospectus shall be delivered by said Selling Securityholders upon the sale of any securities by said holders. The shares of Common Stock and the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and upon exercise of such Options, may be sold, from time to time by the Selling Securityholders. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See "Risk Factors."

     The sale of the securities by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

     At the time a particular offer of its securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, any person engaged in a distribution of Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Company securities by the Selling Securityholders.

Reports to Shareholders

     The  Company  has  adopted  March 31 as its fiscal  year end.  The  Company furnishes annual reports to its shareholders containing audited consolidated financial statements, together with an opinion by independent certified public accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.

                                 LEGAL OPINIONS

     Legal matters relating to shares of Common Stock offered hereby will be passed on for the Company by its counsel, David S. Klarman, Esq.

                                     EXPERTS

         The consolidated financial statements of the Company for the years ended March 31, 1998 and 1997 included in Form 10-KSB for the Company's fiscal year ended March 31, 1998, incorporated by reference in this Prospectus, have been audited by Haskell & White LLP, Independent Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares of Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549. The address of the site is http://www.sec.gov.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         Registration Fee                                                                        $   2,861.00
         Accounting Fees                                                                             5,000.00(1)
         Printing and Electronic Filing Fees                                                         2,500.00(1)
         Nasdaq Additional Listing Fees                                                              7,500.00
         Miscellaneous                                                                               1,500.00(1)
                                                                                                 -------------
         Total                                                                                   $  19,361.00(1)


(1)      Estimated.


Item 15.  Indemnification of Directors and Officers.

     As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

     The following exhibits are hereby filed with the Commission with the Company's Registration Statement on Form S-3.

  5.0                      -        Opinion of David S. Klarman, Esq.
23(a)                      -        Consent of Haskell & White LLP
23(b)                      -        Consent of David S. Klarman, Esq. is included in the opinion filed as Exhibit 5.0

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Ramon, CA on the 26th day of August, 1998.


                                                     U.S. Wireless Corporation


                                            By:       \s\ Dr. Oliver Hilsenrath
                                                     Dr. Oliver Hilsenrath
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



\s\ Dr. Oliver Hilsenrath                                     Chief Executive Officer                              08/26/98
Dr. Oliver Hilsenrath                                         President and director                               Date


\s\ Dennis Francis                                            Director                                             08/26/98
Dennis Francis                                                                                                     Date


\s\ Barry West                                                Director                                             08/26/98
Barry West                                                                                                         Date


\s\ David Tamir                                               Director                                             08/26/98
David Tamir                                                                                                        Date